CONSIGNMENT AGREEMENT
CONSIGNMENT AGREEMENT, dated as of April 29, 2013 (the “Agreement”), by and between THE TORONTO-DOMINION BANK, a bank organized under the laws of Canada (the “Consignor”), and DENTSPLY INTERNATIONAL INC., a Delaware corporation (the “Company”) with its principal place of business at Susquehanna Commerce Center, 221 West Philadelphia Street, York, Pennsylvania 17401.
W I T N E S S E T H:
WHEREAS, the Company uses certain commodities in its business; and
WHEREAS, the Consignor has agreed to consign such commodities to the Company on the terms and conditions and in reliance upon the representations and warranties of the Company hereinafter set forth.
NOW, THEREFORE, in consideration of the premises and of the mutual promises hereinafter contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.DEFINITIONS
When used herein, the terms set forth below shall be defined as follows:
1.1    “Approved Locations” means (a) the premises of the Company at the Company’s Address; (b) the premises of the Company’s Subsidiaries at the addresses set forth in Exhibit C attached hereto; and (c) such other locations of the Company’s Subsidiaries as may be agreed upon from time to time in writing by the Bank, on behalf of the Consignor and the Other Consignors; provided, however, the Bank, on behalf of the Consignor and the Other Consignors, shall have the right to give written notice to the Company that a location, whether now or hereafter approved, is no longer an Approved Location.
1.2    “Authorized Representatives” means all person(s) who are authorized by and on behalf of the Company (a) to transact consignment and purchase and sale transactions with the Consignor under the Consignment Facility; and (b) to request, and to roll over, Fixed Rate Consignments under the Consignment Facility.
1.3    “Bank” means Bank of Nova Scotia.
1.4    “Business Day” means a day on which commercial banks settle payments in (a) London, if the payment obligation is calculated by reference to any LIBOR Rate, or (b) New York, for all other payment obligations; an adjustment will be made if a date would otherwise fall on a day that is not a Business Day so that the date will be the first following day that is a Business Day except as otherwise set forth herein.

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1.5    “Collateral Assignment” means that certain Collateral Assignment of the Subsidiary Consignment Agreement by the Company in favor of the Bank, as agent for Consignor and the Other Consignors, as amended from time to time, whereby the Company has collaterally assigned all its rights, title and interest in and to the Subsidiary Consignment Agreement to the Bank, for the benefit of the Consignor and the Other Consignors, and which secure, inter alia, the payment and performance of the Obligations.
1.6    “Company” means Dentsply International Inc., a Delaware corporation.
1.7    “Company’s Address” means Susquehanna Commerce Center, 221 West Philadelphia Street, York, Pennsylvania USA 17401.
1.8    “Consigned Precious Metal” means Precious Metal which has been consigned to the Company by the Consignor pursuant to the Consignment Facility.
1.9    “Consignment Facility” means the facility under Paragraph 2 hereof whereby the Company may request consignments of Precious Metal.
1.10    “Consignment Facility Indebtedness” means the Value of Precious Metal on consignment to the Company under the Consignment Facility.
1.11    “Consignment Limit” means:
(a)    Fifty Million Dollars ($50,000,000); or
(b)    such limit as the Consignor and the Company may agree upon from time to time as evidenced by an amendment in substantially the form of Exhibit B attached hereto and made a part hereof or in such other form as the Consignor shall require, with a copy to the Bank in any case; or
(c)    such other limit as the Consignor may approve in its sole discretion.
1.12    “Consignor” means The Toronto-Dominion Bank.
1.13    “Consignor’s Address” means 222 Bay Street, 16th Floor, Ernst & Young Tower, Toronto, Ontario M5K 1A2.
1.14    “Credit Agreement” means that certain Credit Agreement dated as of July 27, 2011 among the Company, the Subsidiary Borrowers Party thereto, the Lenders Party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Morgan Stanley Senior Funding, Inc., as Syndication Agent, Citigroup Global Markets, Inc., the Bank of Tokyo-Mitsubishi UFJ, Ltd. and Wells Fargo Bank, N.A. as Co-Documentation Agents and Morgan Stanley Senior Funding, Inc. and J.P. Morgan Securities LLC, as Joint Bookrunners and Joint Lead Arrangers, as amended from time to time.
1.15    “Dentsply Subsidiaries” means DeguDent GmbH (formerly known as Degussa Dental GmbH), a German limited liability company and successor-in-interest to Degussa Dental GmbH & Co KG, and wholly owned by the Company; Dentsply Prosthetics U.S. LLC, a Delaware

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limited liability company and a wholly owned subsidiary of the Company; and Elephant Dental B.V., a corporation organized under the laws of The Netherlands and a wholly owned subsidiary of the Company.
1.16    “Event of Default” means each and every event specified in Paragraph 8.1 of this Agreement.
1.17    “Financial Statements” means (a) the audited balance sheet of the Company as at December 31, 2011 and the audited statements of income and retained earnings of the Company for the year ended on such date prepared and certified by independent certified public accountants; and (b) a balance sheet of the Company as at September 30, 2012, and combined profit and loss and surplus statements of the Company for the period then ended, together with supporting schedules, prepared on a review basis by independent certified public accountants.
1.18    “Fixed Consignment Fee” means a consignment fee determined in accordance with the provisions of Paragraph 2.5 of Exhibit D hereof.
1.19    “Fixed Rate Consignment” means a consignment of Precious Metal by the Consignor to the Company under the Consignment Facility bearing a Fixed Consignment Fee.
1.20    “Fiscal Year” means the year ending December 31.
1.21    “Following Business Day Convention” shall mean that an adjustment will be made if any relevant date would otherwise fall on a day that is not a Business Day so that the date will be the first following day that is a Business Day.
1.22    “GAAP” means United States generally accepted accounting principles consistently applied.
1.23    “Gold” mean gold bullion, having a minimum degree of fineness of ninety‑nine and 50/100 percent (99.5%), or being of such quality and in such form the delivery of which would be (a) settlement conforming in all respects with the requirements of the London Bullion Market Association for “international good delivery,” or (b) acceptable in internationally recognized terminal markets mutually acceptable to the Consignor and the Company.
1.24    “Intercreditor and Collateral Sharing Agreement” means that certain Intercreditor and Collateral Sharing Agreement between the Consignor and the Other Consignors with respect to the Company, as the same may be amended from time to time, which Intercreditor and Collateral Sharing Agreement shall be satisfactory to the Consignor in all respects in its sole discretion.
1.25    “Inventory” means all inventory (as defined in Section 9‑109(4) of the Uniform Commercial Code) goods, merchandise and other personal property, wherever located, now owned or hereafter acquired by the Company which are held for sale or lease, or furnished or to be furnished under any contract of service or are raw materials, work in process, supplies or materials used or consumed in the Company’s business, and all products thereof, and substitutions, replacements,

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additions or accessions thereto, all cash or non‑cash proceeds of all of the foregoing including insurance proceeds.
1.26    “Laws” means all applicable ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any government or political subdivision or agency thereof, or any court or similar entity established by any thereof.
1.27    “Lenders” means all lenders who are parties to the Credit Agreement from time to time.
1.28    “London Banking Day” means any day on which commercial banks are open for international business (including dealings in dollar deposits) in London.
1.29    “Metals Payment” means, for any Precious Metal, (a) the Company’s payment at the Consignor’s Address or such other place as the Consignor may from time to time specify in writing in the form of immediately available United States dollars in an amount equal to the Value of such Precious Metal on the date of such payment (or, if the Company had previously provided notice to the Consignor by telephone or telecopier of its intention to purchase or settle such Precious Metal on a particular date and the Consignor had fixed the Value of such Precious Metal or otherwise acted in reliance on such notice, and at the Consignor’s election, the Value of such Precious Metal on the date of fix of Value or other action), plus any applicable premium, or any other purchase price to which the parties have agreed in writing, or (b) after notice by telephone or telecopier to an agreement to the same by the Consignor, delivery of like Precious Metal to the Consignor’s designated pool accounts, loco London or through a recognized third party acceptable to the Consignor.
1.30    “Metals Report” means a Precious Metal report of the Company which shall identify Precious Metal by location and which shall identify all liabilities to third parties for toll or other third party Precious Metal by location and by third party and otherwise to be in form acceptable to the Consignor, certified by a financial officer of the Company.
1.31    “Obligations” means any and all indebtedness, obligations and liabilities of the Company to the Consignor of every kind and description, direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising under this Agreement, including, without limitation, all indebtedness and obligations under the Consignment Facility extended to the Company hereunder; and all interest, taxes, fees, charges, expenses and attorneys’ fees chargeable to the Company or incurred by the Consignor hereunder, or any other document or instrument delivered hereunder or as a supplement hereto.
1.32    “Other Consignors” means all suppliers, lenders, consignors or financial institutions who enter into consignment agreements with the Company pursuant to which such supplier, lender, consignor or financial institution agrees to consign Precious Metal to the Company and who become parties to the Intercreditor and Collateral Sharing Agreement.

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1.33    “Other Consignment Agreements” means those certain Consignment Agreements or Consignment and Forward Contract Agreements entered into by and between the Other Consignors and the Company from time to time, as the same may be amended from time to time.
1.34    “Other Consignors’ Precious Metal” means all Precious Metal consigned to the Company by the Other Consignors pursuant to the Other Consignment Agreements.
1.35    “Palladium” means palladium plate, having a fineness of not less than ninety-nine and 95/100 percent (99.95%), or being of such quality and in such form the delivery of which would be (a) settlement conforming in all respects with the requirements of the London Platinum and Palladium Market for “international good delivery,” or (b) acceptable in internationally recognized terminal markets mutually acceptable to the Consignor and the Company.
1.36    “Permitted Liens” means, so long as execution thereon has been stayed (whenever applicable):
(a)    Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business, which either are not yet due or are being contested in good faith by appropriate proceedings, and as to which the Company shall have set aside adequate reserves;
(b)    Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old‑age pensions or other social security programs;
(c)    Liens of mechanics, materialmen, warehousemen, carriers, or other like liens, securing obligations incurred in the ordinary course of business that are not yet due and payable;
(d)    Good faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of ten percent (10%) of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;
(e)    Encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, none of which materially impairs the use of such property by the Company or any Subsidiary in the operation of its business, and none of which is violated in any material respect by existing or proposed structures or land use; and
(f)    Liens in favor of the Consignor and the Other Consignors.
1.37    “Person” means an individual, corporation, partnership, limited liability company, joint venture, trust, or unincorporated organization.
1.38    “Platinum” means platinum plate, having a fineness of not less than ninety-nine and 95/100 percent (99.95%), or being of such quality and in such form the delivery of which would be (a) settlement conforming in all respects with the requirements of the London Platinum and

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Palladium Market for “international good delivery,” or (b) acceptable in internationally recognized terminal markets mutually acceptable to the Consignor and the Company.
1.39    “Precious Metal” means Gold, Silver, Platinum and Palladium.
1.40    “Premises” means all real estate owned, used or leased by the Company or by any of the Company’s Subsidiaries including, without limitation, the Dentsply Subsidiaries.
1.41    “Prime Rate” means the rate of interest designated by Bank from time to time as being its so-called “prime rate” of interest. The Prime Rate is a reference rate and does necessarily represent the lowest or best rate being charged to any customer. Changes in the rate of interest resulting from changes in the Prime Rate shall take place immediately without notice or demand of any kind.
1.42    “Security Agreement” means the German Security Agreement dated the date hereof of the Company in favor of the Consignor, as amended from time to time, which secures the payment and performance of the Obligations under German law.
1.43    “Silver” means silver bullion, having a minimum degree of fineness of ninety-nine and 90/100 percent (99.90%), or being of such quality and in such form the delivery of which would be (a) settlement conforming in all respects with the requirements of the London Bullion Market Association for “international good delivery,” or (b) acceptable in internationally recognized terminal markets mutually acceptable to the Consignor and the Company.
1.44    “Subsidiary” means any corporation of which more than fifty (50%) percent of the outstanding voting securities shall, at the time of determination, be owned by the Company directly or indirectly through one or more Subsidiaries.
1.45    “Subsidiary Consignment Agreement” means that certain Consignment and Forward Contracts Agreement dated December 20, 2001, as amended from time to time, by and between the Company and the Dentsply Subsidiaries whereby the Company shall consign the Consigned Precious Metal and the Other Consignors’ Precious Metal to the Dentsply Subsidiaries, and all agreements executed or delivered in connection therewith, and all security therefor.
1.46    “Value” means the value of Precious Metal, determined at any date, for Gold, Palladium and Platinum, by the Second London Fix for Gold, Palladium or Platinum, as applicable, on such date, and for Silver, by the London Silver Market fixing price on such date; provided, however, that (a) if no such reference price is set on such date, the last such set price shall be deemed to apply; and (b) if the setting of such reference price is discontinued or for any reason not available to the Consignor for reference as to any Precious Metal, the Consignor at its option may utilize any other recognized reference price or mechanism to determine the value of such Precious Metal on such date and shall notify the Company of the same.
To the extent not defined in this Paragraph l, unless the context otherwise requires, accounting and financial terms used in this Agreement shall have the meanings attributed to them by GAAP, and all other terms contained in this Agreement shall have the meanings attributed to them by Article

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9 of the Uniform Commercial Code in force in the State of New York, as of the date hereof to the extent the same are used or defined therein.
2.    CONSIGNMENT FACILITY
2.1    Precious Metal to be Consigned; Insurance; Title.
(a)    Subject to the terms and conditions herein set forth and provided that no Event of Default has occurred and is then continuing, on any Business Day during the period from the date hereof until the termination of this Agreement, the Company may from time to time request consignments of Precious Metal with an aggregate Value at any time not to exceed the Consignment Limit, and the Consignor may in its sole discretion provide consignments of Precious Metal to the Company on such terms as provided hereunder or as otherwise may be agreed in writing by the Consignor and the Company.
(b)    The parties hereto agree that all transactions in Precious Metal between the Consignor and the Company shall be in accordance with, governed by, and subject to Exhibit D attached hereto, the terms of which are incorporated into the Agreement by reference.
2.2    Use of Proceeds.
No portion of the proceeds of the Consignment Facility shall be used, in whole or in part, for the purpose of purchasing or carrying any “margin stock” as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.
2.3    True Consignment; Grant of Security Interest.
(a)    The parties hereto intend that this Agreement shall provide for a true consignment and that all transactions hereunder shall constitute true consignments of the Precious Metal.
(b)    To secure the prompt and punctual payment and performance of all indebtedness, obligations and liabilities of the Company to the Consignor under this Consignment Facility, whether now existing or hereafter incurred, the Company hereby grants to the Consignor a continuing security interest in (i) the Consigned Precious Metal, whether now existing or hereafter arising, (ii) all Inventory of the Company which contains Consigned Precious Metal, whether now existing or hereafter arising, and (iii) all proceeds and products of the foregoing to the extent that the Consignor has not received payment with respect to the Consigned Precious Metal content thereof in accordance with the terms hereof. Nothing contained in the foregoing grant is intended to conflict with the true consignment nature of this Agreement.
2.4    Maintenance of Consignment Limit.
(a)    If the Consignment Facility Indebtedness at any time exceeds the Consignment Limit, the Company shall promptly, without further notice or demand by Consignor, either:

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(i)    make payment to the Consignor, as provided in Paragraph 2.4 of Exhibit D hereof, for Consigned Precious Metal having an aggregate Value sufficient to result in the remaining Consignment Facility Indebtedness being not more than the Consignment Limit, or
(ii)    deliver to the Consignor, at its designated pool accounts loco London or through a recognized third party acceptable to the Consignor, Consigned Precious Metal having an aggregate Value sufficient to result in the remaining Consignment Facility Indebtedness being not more than the Consignment Limit.
2.5    Termination; Return of Precious Metal.
(a)    This Agreement is not a commitment of the Consignor to consign Precious Metals or otherwise extend credit to the Company. The Consignor may terminate this Consignment Facility by giving forty-five (45) days’ prior written notice of such termination to the Company. Upon giving of such notice, the Consignor may, at its option, suspend or terminate the consignment or delivery of Precious Metal hereunder. ALL SUMS OUTSTANDING UNDER THIS CONSIGNMENT FACILITY WILL BE DUE AND PAYABLE UPON THE EARLIER OF (I) THE OCCURRENCE OF AN EVENT OF DEFAULT AND ACCELERATION OF THE OBLIGATIONS BY THE CONSIGNOR, OR (II) FORTY-FIVE (45) DAYS AFTER RECEIPT OF WRITTEN NOTICE FROM THE CONSIGNOR HEREUNDER.
(b)    Subject to Sections 2.5(e) and (f) below, the Company may terminate this Consignment Facility by giving five (5) Business Days’ prior written notice of such termination to the Consignor. Upon receipt of such notice, the Consignor shall suspend and terminate the consignment and delivery of Precious Metal hereunder. ALL SUMS OUTSTANDING UNDER THIS CONSIGNMENT FACILITY WILL BE DUE AND PAYABLE FIVE (5) BUSINESS DAYS AFTER RECEIPT OF WRITTEN NOTICE FROM THE COMPANY HEREUNDER.
(c)    Termination of this Consignment Facility shall not affect the Company’s duty to pay and perform its obligations to the Consignor hereunder in full. Notwithstanding termination, until all Consignment Facility Indebtedness has been fully satisfied, the Consignor shall retain all security interests granted to it and, except for those specific covenants and conditions dealing with the making of consignments, all terms and conditions of this Agreement shall remain in full force and effect.
(d)    Upon termination of the Consignment Facility, whether as a result of demand by the Consignor or the occurrence of an Event of Default or notice of termination from the Company, the Company shall immediately upon the effective date of termination make Metals Payment for all Consigned Precious Metal theretofore consigned but for which Metals Payment in full has not been made.
(e)    Notwithstanding the provisions of Paragraph 2.5(d) hereof, in the event that the Consignment Facility is terminated as a result of the Consignor giving forty-five (45) days written notice of termination to the Company as set forth in Paragraph 2.5(a) hereof, the Consignor, at its option and in its sole discretion, may agree not to accelerate the Fixed Rate Consignments

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and may permit the Company to make Metals Payment for the Consigned Precious Metal on the last day of the Consignment Periods with respect thereto in accordance with their respective terms and with the consignment fees with respect thereto to be payable in accordance with Paragraph 2.5 of Exhibit D attached hereto.
3.    AUTHORIZED REPRESENTATIVES
The Company shall deliver to the Consignor a certificate or letter certifying to the Consignor the name(s) of all Authorized Representatives, in the form attached hereto as Exhibit A. The Consignor may conclusively rely on such certificate or letter until it shall receive a further certificate from the Company in form acceptable to the Consignor canceling or amending the prior list of Authorized Representatives. Any person identifying himself or herself as an Authorized Representative of the Company shall have the right to effect transactions under this Agreement. The Consignor shall have no responsibility or obligation to ascertain whether the person is in fact the Authorized Representative of the Company which he or she claims to be or is, in fact, authorized to effect the transaction. At its option, the Consignor may verify any telephonic or telegraphic request for transaction by calling an Authorized Representative, and where more than one Authorized Representative is so authorized, by calling an Authorized Representative or other individual other than the caller or the individual initiating the transaction. The Company authorizes the Consignor at its option to record electronically all telephonic requests for transactions that the Consignor may receive from the Company or any other person purporting to act on behalf of the Company.
4.    CONDITIONS
4.1    Conditions to the Consignor’s Obligation to Consign Precious Metal.
(c)    As a precondition to the Consignor’s consigning Precious Metal (but with the Consignor retaining full discretion as to whether to consign Precious Metal from time to time):
(i)    The representations and warranties set forth in Paragraph 6 hereof shall be true and correct on and as of the date hereof and the date each consignment is requested and is to occur.
(ii)    The Company shall have executed and delivered to the Consignor, or shall have caused to be executed and delivered to the Consignor in form and substance acceptable to the Consignor, upon the execution of this Agreement, all agreements required by the Consignor for the purpose of securing payment and performance of Company’s obligations under this Agreement, together with any other documents required by the terms hereof or thereof, including, without limitation, the Security Agreement and the Collateral Assignment; and all insurance required by the terms hereof and by the Security Agreement, all of which shall at all times remain in full force and effect.
(iii)    The Consignor shall have received the favorable written opinion of counsel for the Company, dated the date hereof, satisfactory to the Consignor and its counsel in scope and substance, stating, among other things, that this Agreement and all agreements delivered in connection herewith have been duly authorized, executed and delivered by the

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Company and constitute the valid, binding and enforceable obligations of the parties thereto; and such other supporting documents and certificates as the Consignor or its special counsel may reasonably request.
(iv)    There shall have been no material adverse change in the Company’s financial condition or its financial or business prospects from those represented in any financial statement or other information submitted to the Consignor or upon which the Consignor has relied.
(v)    The Company shall have supplied the Consignor with a certificate from an insurance company reasonably satisfactory to the Consignor with respect to the assets of the Company, and a true and complete copy of all insurance policies satisfactory to the Consignor in all respects and which shall include the Bank, as agent for the Consignor and the Other Consignors, as an additional insured and loss payee, as its interests may appear.
(vi)    All legal matters incident to the transactions hereby contemplated shall be satisfactory to counsel for the Consignor.
(vii)    At the option of the Consignor, the Bank shall have completed an adequate pre-funding examination of the Company evidencing, among other things, satisfactory precious metal controls and physical security controls.
(viii)    The Company shall have delivered a Metals Report as of March 31, 2013, which shall be acceptable to the Consignor in its sole discretion.
(ix)    No Event of Default as specified in Paragraph 8.1 hereof, nor any event which upon notice or lapse of time or both would constitute such an Event of Default, shall have occurred and be continuing
4.2    Company’s Confirmation.
The Company’s request to the Consignor for the delivery of Precious Metal under the Consignment Facility shall be deemed to be a representation and warranty to the Consignor that the respective conditions specified in Paragraph 4.1 for such consignment have been satisfied.
5.    SECURITY
The repayment of the Obligations shall be secured by, and entitled to the benefits of, the Security Agreement and the Collateral Assignment.
6.    REPRESENTATIONS AND WARRANTIES
As a material inducement to the Consignor to deliver Consigned Precious Metal to the Company, the Company hereby represents and warrants to the Consignor (which representations and warranties shall survive the execution of this Agreement and the delivery of Consigned Precious Metal) that:

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6.1    Corporate Authority. The Company (i) is duly organized, validly existing and in good standing under the laws of its state of incorporation, (ii) has the requisite corporate power and authority to own its properties and to carry on business as now being conducted, and holds all material permits, authorizations and licenses, without material restrictions or limitations, which are necessary for such ownership or business activity, and (iii) is qualified to do business in every jurisdiction where such qualification is necessary, and has the requisite corporate power to execute, deliver and perform this Agreement, the Security Agreement, the Collateral Assignment, and any security document or documents securing the obligations of the Company under this Agreement. The Company has no reason to believe that any such material permits, authorizations or licenses will be revoked, canceled, rescinded, modified or lost.
6.2    No Conflict. The execution, delivery and performance by the Company of the terms and provisions of this Agreement, the Security Agreement, the Collateral Assignment, and any other such security document(s) have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the articles of incorporation or the by-laws of the Company or any indenture, agreement or other instrument to which it is party, or by which it is bound, or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or, except as may be provided by this Agreement, result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of the Company pursuant to, any such indenture, agreement or other instrument.
6.3    Litigation. There is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending or, to the knowledge of the Company threatened, against or affecting the Company which, if adversely determined, would have a material adverse effect on the business, operations, properties, assets or condition, financial or otherwise, of the Company.
6.4    Other Agreements. The Company is not a party to any agreement or instrument or subject to any charter or other corporate restriction adversely affecting its business, properties or assets, operations or conditions, financial or otherwise.
6.5    Default. The Company is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party which could have a materially adverse effect upon the Company’s business, operations, properties, assets, or condition, financial or otherwise.
6.6    Financing Statements. No financing statement or agreement is on file in any public office pertaining to or affecting the Consigned Precious Metal or any Inventory of the Company, now owned or hereafter acquired containing Consigned Precious Metal.
6.7    Representations. No statement of fact made by or on behalf of the Company in this Agreement or in any certificate or schedule furnished to the Consignor pursuant hereto, contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein or herein not misleading. There is no fact presently known to the Company which has not been disclosed to the Consignor which materially affects adversely, nor as far as the Company

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can reasonably foresee, will materially affect adversely the property, business, operations or condition (financial or otherwise) of the Company.
6.8    Binding Obligations. This Agreement, the Security Agreement, the Collateral Assignment, all other agreements securing this Agreement have been duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other similar laws of general application affecting the rights of creditors generally.
6.9    No Event of Default. No Event of Default as defined in Paragraph 8.1 hereof, and no event which, with the passage of time or the giving of notice, or both, would become such an Event of Default, has occurred and is continuing.
6.10    Financial Statements. The Company has furnished the Financial Statements to the Consignor. The Financial Statements have been prepared in accordance with GAAP on a basis consistent with that of preceding periods and are complete and correct in all material respects and fairly present the financial condition of the Company as at said dates, and the results of its operations for the year or other period ended on said dates. Since the date(s) of the above described balance sheets, there has been no material adverse change in the financial condition of the Company.
6.11    Credit Agreement. The Company reaffirms and restates and incorporates herein by reference, as of the date hereof, all of the representations and warranties made by Company in the Credit Agreement, except to the extent altered by actions permitted pursuant to the terms thereof or expressly contemplated pursuant to the terms hereof or to the extent the Consignor has been advised in writing of any inaccuracy with respect to such representations or warranties and has waived the same in writing.
6.12    Solvency.
(a)    The fair salable value of the assets of the Company exceeds as of the date hereof and will, immediately following each consignment and delivery of Consigned Precious Metal and after giving effect to the application of the proceeds of the Consignment Facility, exceed the amount that will be required to be paid on or in respect of its existing debts and other liabilities (including contingent liabilities) as they mature.
(b)    The assets of the Company do not as of the date hereof and will not, immediately following each consignment and delivery of Consigned Precious Metal, and after giving effect to the application of the proceeds thereof, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.
(c)    The Company does not intend to, or believe that it will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by the Company and the timing of and amounts of cash to be payable on or in respect of indebtedness of the Company.
7.    AFFIRMATIVE AND NEGATIVE COVENANTS

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The Company covenants and agrees that, from the date hereof and until payment and performance in full of all Obligations, the Company shall:
7.1    Credit Agreement. Observe, maintain and perform in all material respects all of the covenants and agreements set forth in the Credit Agreement, all of which are fully incorporated herein, are hereby fully restated, shall be fulfilled by the Company and shall remain in full force and effect. Such terms will apply herein, as the same may be amended/extended/renewed in the Credit Agreement, provided that if the Company is no longer a party to the Credit Agreement while this Agreement remains in effect, the terms in effect at the time that the Credit Agreement terminated, or the Company ceased to be a party, shall continue to apply for purposes of this Agreement.
7.2    Litigation. Give prompt written notice to the Consignor of any proceedings instituted against it by or in any Federal or state court or before any commission or other regulatory body, Federal, state or local, which, if adversely determined, would have a materially adverse effect upon its business, operations, properties, assets, or condition, financial or otherwise.
7.3    Financial Condition. Furnish to the Consignor promptly, from time to time, such information regarding its operations, assets, business affairs and financial condition, as the Consignor may reasonably request and promptly advise the Consignor of any material adverse change in its condition, financial or otherwise.
7.4    Audits. Permit agents or representatives of the Bank, for the benefit of the Consignor and the Other Consignors, to inspect, at reasonable hours, the Consigned Precious Metal and the Company’s books and records and to make abstracts or reproductions of such books and records and permit the Bank’s audit staff, for the benefit of the Consignor and the Other Consignors, to conduct not less than one annual audit and field exam of the Consigned Precious Metal, all such audits and exams to be at the sole cost and expense of the Company.
7.5    Liens. Not create, incur, assume or suffer to exist any mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on (a) any of the Consigned Precious Metal or any of the Other Consignors’ Precious Metal, or (b) any products or property now or hereafter owned which does or will include Consigned Precious Metal or any of the Other Consignors’ Precious Metal.
7.6    Disposition of Property. Not, without the Consignor's prior written consent, sell, lease, transfer or otherwise dispose of the Consigned Precious Metal or the Other Consignors' Precious Metal, except for:

(a)	sales of inventory and other assets in the ordinary course of the Company's business; and

(b)
the consignment of the Consigned Precious Metal and Other Consignors' Precious Metal to the Dentsply Subsidiaries pursuant to the Subsidiary Consignment Agreement, provided that the terms of the Subsidiary

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Consignment Agreement must be acceptable to the Bank in all respects and in its sole discretion.
7.7    Corporate Status. Not change its name or place of incorporation unless it has provided the Consignor with thirty (30) days’ prior written notice thereof.
7.8    Consigned Precious Metal. Not grant any security interest or ownership rights to any customer or creditor (including any credit institutions) of the Company with respect to any of the Consigned Precious Metal or any of the Other Consignors’ Precious Metal regardless of whether or not such customers have prepaid orders for the Consigned Precious Metal or the Other Consignors’ Precious Metal or any products or property which does or will include the Consigned Precious Metal or the Other Consignors’ Precious Metal and regardless of whether such creditors (including credit institutions) have prior or ongoing security arrangements with the Company, in which case the Company shall ensure that neither the Consigned Precious Metals nor any of the Other Consignors Precious Metal shall be subject to such prior security arrangements.
7.9    Consignments. Not obtain Precious Metal on consignment or credit from any supplier, lender, consignor or financial institution other than the Consignor and the Other Consignors unless such supplier, lender, consignor or financial institution shall first: (a) have entered into a Consignment Agreement with the Company in a form acceptable to the Bank; and (b) become a party to the Intercreditor and Collateral Sharing Agreement with Consignor and the Other Consignors, which Intercreditor and Collateral Sharing Agreement shall be satisfactory to the Bank in all respects in its sole discretion and which shall at all times remain in full force and effect.
7.10    Location of Precious Metal. At all times, all of the Consigned Precious Metal and all of the Other Consignors’ Precious Metal shall be located at an Approved Location, or shall be in transit to, or from, an Approved Location.
7.11    Other Consignment Agreements. Not amend any provision of any of the Other Consignment Agreements except in accordance with the provisions of the Intercreditor and Collateral Sharing Agreement.
7.12    Financial Statements. Unless otherwise explicitly waived by the Consignor in writing, furnish to the Consignor:
(a)    within ninety (90) days after the end of each Fiscal Year, an audited balance sheet as of the end of such Fiscal Year, and an audited statement of earnings for the Fiscal Year, certified by certified public accountants selected by the Company and reasonably acceptable to the Consignor;
(b)    within forty-five (45) days after the end of each calendar quarter, a balance sheet as of the end of such period, and a statement of earnings for the Fiscal Year through the end of such period, prepared either by the Company and certified by a financial officer of the Company or prepared on not less than a compilation basis by independent certified public accountants selected by the Company and reasonably acceptable to the Consignor;

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(c)    within thirty (30) days of the end of each calendar month, a Metals Report; and
(d)    promptly, from time to time such other information regarding its operations, assets, business, affairs and financial condition, including without limitation, an accounts payable reports and agings of the Company, as the Consignor may reasonably request.
7.13    Environmental Matters. With respect to environmental matters:
(a)    comply strictly and in all material respects with the requirements of all federal, state, and local environmental laws;
(b)    immediately contain and remove any hazardous or toxic material found on the Premises in violation of applicable law, which work must be done in compliance with applicable laws and at the Company’s expense; and
(c)    indemnify, defend, and hold the Consignor harmless from and against any claim, cost, damage (including, without limitation, consequential damages), expense (including, without limitation, attorneys’ fees and expenses), loss, liability, or judgment now or hereafter arising as a result of any claim for environmental cleanup costs, any resulting damage to the environment and any other environmental claims against the Company, the Consignor, or the Premises. The provisions of this subparagraph (c) shall continue in effect and shall survive (among other events) any termination of this Agreement, foreclosure, a deed in lieu of foreclosure transaction, payment and satisfaction of the obligations evidenced hereby or incurred pursuant hereto, and release of any collateral.
7.14    Insurance. Keep its insurable properties adequately insured at all times, by financially sound and reputable insurers, to such extent and against such risks, including fire and other risks insured against by extended coverage, and maintain liability and such other insurance as is customarily maintained by company engaged in similar businesses.
7.15    Notices Relating to Credit Agreement. Forward to the Consignor copies of all amendments to the Credit Agreement and all notices of default issued in connection with the Credit Agreement immediately upon receipt thereof.
8.    EVENTS OF DEFAULT AND ACCELERATION
8.1    Events of Default In each case of the occurrence of any one or more of the following events (each of which is herein called an “Event of Default”):
(a)    default in the payment or performance of any of the Company’s Obligations or agreements hereunder or under the Other Consignment Agreements; or
(b)    any representation or warranty made herein or in any certificate, statement or agreement furnished in connection with this Agreement shall prove to be false or misleading in any material respect; or

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(c)    default in the payment or performance of any obligation or indebtedness of the Company to the Consignor or any affiliate of the Consignor, whether now or hereafter existing and howsoever arising, incurred or evidenced; or
(d)    default in the payment or performance of any obligation or indebtedness of the Company to the Lenders or any affiliate of the Lenders under the Credit Agreement, or under any other loan or credit agreement which replaces the Credit Agreement upon its termination, whether now or hereafter existing and howsoever arising, incurred or evidenced; or
(e)    default in the payment or performance of any obligation or indebtedness of any of the Dentsply Subsidiaries to the Company under the Subsidiary Consignment Agreement or under any other consignment agreement pursuant to which Precious Metal is consigned to any of the Dentsply Subsidiaries, whether now or hereafter existing and howsoever arising, incurred or evidenced; or
(f)    the Company or any of the Dentsply Subsidiaries shall (i) make a general assignment for the benefit of creditors, or (ii) file or suffer the filing of any voluntary or involuntary petition under any chapter of the Bankruptcy Act by or against the Company or under the Insolvency Ordinance (Insolvenzordnung) by or against DeguDent GmbH, or (iii) apply for or permit the appointment of a receiver, trustee or custodian of any of its property or business; or (iv) become insolvent to suffer the entry of an order for relief under Title 11 of the United States Code; or (v) make an admission of its general inability to pay its debts as they become due; or
(g)    the occurrence of any material loss, theft or destruction of or damage to any of the Consigned Precious Metal or to any of the Other Consignors’ Precious Metal; or
(h)    the occurrence of any attachment on any of the Consigned Precious Metal or on any of the Other Consignors’ Precious Metal; or
(i)    default with respect to any evidence of indebtedness of the Company or any of the Dentsply Subsidiaries (other than to the Consignor, the Other Consignors and the Lenders), if the effect of such default is to (x) accelerate the maturity of such indebtedness or permit the holder thereof to cause such indebtedness to become due prior to the stated maturity thereof, and (y) cause a material adverse effect upon the business operations, properties, assets, or condition, financial or otherwise, of the Company or any of the Dentsply Subsidiaries, or
(j)    any indebtedness of Company or any Dentsply Subsidiary (other than to the Consignor, the Other Consignors and the Lenders) is not paid, when due and payable, whether at the due date thereof or a date fixed for prepayment or otherwise and such failure has a material adverse effect upon the business, operations, properties, assets, or condition, financial or otherwise, of the Company or any of the Dentsply Subsidiaries; or
(k)    the occurrence of any event of default under (x) any agreement now or at any time hereafter securing or guaranteeing performance of this Agreement, including, without limitation, the Security Agreement and the Collateral Assignment, or (y) any agreement now or at

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any time hereafter securing or guaranteeing performance of any of the Other Consignment Agreements; or
(l)    any direct or indirect change in the majority ownership or control of the Company or any of the Dentsply Subsidiaries; or
(m)    the occurrence of any material loss, theft or destruction of or damage to any of the property of the Company or any of the Dentsply Subsidiaries which, in the Consignor’s sole reasonable determination, is not adequately insured;
then in any such event, at the Consignor’s option, (A) the ability of the Company to request consignments of Precious Metal hereunder shall terminate; (B) all the Company’s obligations to the Consignor (including, without limitation, the Consignment Facility) shall become and be immediately due and payable without presentment, demand or notice, all of which are hereby expressly waived, notwithstanding any credit or time allowed to the Company or any instrument evidencing any of the Company’s obligations to the Consignor; and (C) the Company shall promptly make payment at the Consignor’s Address in the form of immediately available United States dollars in an amount equal to the Obligations, including, without limitation, an amount equal to the Value of the Consigned Precious Metal on the date the Consignor notifies Company of the exercise of its rights hereunder. The Consignor shall in addition have all of the rights and remedies of a secured party under the Uniform Commercial Code with respect to any collateral now or hereafter securing the Company’s obligations hereunder. The Company shall, at the Consignor’s request, immediately assemble all such collateral and the Consigned Precious Metal, and the Consignor may go upon the Premises to take immediate possession thereof. The Company shall pay all reasonable legal expenses and attorneys’ fees incurred by the Consignor in enforcing the Consignor’s rights, powers and remedies under this Agreement.
8.2    Consigned Precious Metal. Upon the occurrence and during the continuance of any Event of Default and at any time thereafter, the Consignor may, in its discretion, (a) enter into one or more hedging or similar agreements designed to limit or eliminate the risk and exposure to fluctuations in the price of Consigned Precious Metal, or (b) monetize the Consigned Precious Metal exposure at such time as the Consignor reasonably determines to be appropriate.
8.3    Waiver No failure or delay on the Consignor’s part to exercise or to enforce any of the Consignor’s rights hereunder or under any other instruments or agreement evidencing any of the Company’s obligations to the Consignor or to require strict compliance with the terms hereof or thereof in any one or more instances and no course of conduct on the Consignor’s part shall constitute or be deemed to constitute a waiver or relinquishment of any such rights hereunder unless it shall have signed a waiver thereof in writing and no such waiver, unless expressly stated therein, shall be effective as to any transaction which occurs after the date of such waiver or as to any continuance of a breach after such waiver. The Consignor’s rights hereunder shall continue unimpaired notwithstanding any extension of time, compromise or other indulgence granted by the Consignor to the Company with respect to any of the Company’s obligations to the Consignor or any instrument given the Consignor in connection therewith, and the Company hereby waives notice of any such extension, compromise or other indulgence and consents to be bound thereby as if it had expressly agreed thereto in advance.

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9.    NO ASSIGNMENT
The rights of the Company under this Agreement may not be assigned to any third party without the prior written consent of the Consignor. All covenants and agreements of the Company contained herein shall bind the Company and its successors and assigns, and shall inure to the benefit of the Consignor, its successors and assigns.

10.    EXPENSES

The Company shall pay on demand all reasonable costs and expenses of the Consignor in connection with the preparation, administration, default, collection, wavier or amendment of consignment terms, or in connection with the Consignor's exercise, preservation or enforcement of any of its rights, remedies or options hereunder or under the Security Agreement or the Collateral Assignment, including, without limitation, fees of outside legal counsel, including German counsel, or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or other costs relating to any appraisals or examinations conducted in connection with the Consignment or any collateral therefor, and the amount of all such expenses shall, until paid, bear interest at the rate applicable to unpaid purchase price hereunder (including any default rate) and be an obligation secured by such collateral.
11.    GOVERNING LAW; MISCELLANEOUS
11.1    Governing Law. This Agreement shall be governed by and shall be construed under the laws of the State of New York (excluding the laws applicable to conflicts or choice of law) unless otherwise specifically provided. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
11.2    JURISDICTION. THE COMPANY AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER CONSIGNMENT DOCUMENTS MAY BE BROUGHT BY THE CONSIGNOR IN ITS DISCRETION IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN OR IN THE COURTS OF MUNICH, GERMANY AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON COMPANY BY MAIL AT THE ADDRESS SET FORTH IN THIS AGREEMENT, IT BEING UNDERSTOOD THAT THE COMPANY MAY ONLY BE ENTITLED TO BRING SUIT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN. THE COMPANY HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM. THE COMPANY AND THE CONSIGNOR MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY

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CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CONSIGNMENT DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN ) OR ACTIONS OF ANY PART, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE CONSIGNOR RELATING TO THE ADMINISTRATION OF THE CONSIGNMENT FACILITY OR ENFORCEMENT OF THE CONSIGNMENT DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, THE PARTIES HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE COMPANY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE CONSIGNOR HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE CONSIGNOR WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR LENDER TO ACCEPT THIS AGREEMENT AND EXTENDS THE CONSIGNMENT FACILITY.
11.3    Survival of Covenants. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto, shall survive the consigning of Precious Metal by the Consignor to the Company, the execution and delivery to the Consignor of this Agreement, and shall continue in full force and effect so long as any indebtedness or obligation of the Company to the Consignor is outstanding and unpaid. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assign of such party; and all covenants, promises and agreements contained in this Agreement by or on behalf of the Company shall inure to the benefit of the successors and assigns of the Consignor.
11.4    Late Fee. If the entire amount of a required payment is not paid in full within ten (10) business days after the same is due, the Company shall pay to the Consignor a late fee equal to five percent (5%) of the required payment.
11.5    Default Interest Rate. The Company hereby agrees to pay upon demand, to the extent permitted by law, late charges on any sum or amount not paid when due hereunder at a rate per annum equal to the Prime Rate plus four percent (4%), from the date of delinquency until payment in full. Interest shall be calculated on the basis of a 360-day year counting the actual number of days elapsed. Each change in the Prime Rate charged being effective upon each date the Prime Rate changes..
11.6    Increased Costs. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any

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time or from time to time hereafter made upon or otherwise issued to the Consignor by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:
(a)    subject the Consignor to any tax (except for taxes on income or profits), levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to the making of Fixed Rate Consignments, or
(b)    materially change the basis of taxation (except for changes in taxes on income or profits) of payments to the Consignor of the principal of or the interest on Fixed Rate Consignments or any other amounts payable to the Consignor under this Agreement for Fixed Rate Consignments, or
(c)    impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or commitments of an officer of the Consignor, or
(d)    impose on the Consignor any other conditions or requirements with respect to Fixed Rate Consignments or any class of loans or commitments of which any of Fixed Rate Consignments form a part;
and the result of any of the foregoing is to increase the cost (1) to the Consignor of making, funding, issuing, renewing, extending or maintaining any of the Fixed Rate Consignments, (1) to reduce the amount of principal, interest or other amount payable to the Consignor hereunder on account of any of the Fixed Rate Consignments or (1) to require the Consignor to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by the Consignor from the Company hereunder, then, and in each such case, the Company will, upon demand by the Consignor, at any time and from time to time and as often as the occasion therefor may arise, terminate this Agreement upon five (5) Business Days’ notice after receiving such demand or pay to the Consignor such additional amounts as will be sufficient to compensate the Consignor for such additional cost, reduction, payment or foregone interest or other sum.
11.7    Capital Adequacy. If any present or future law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) or the interpretation thereof by a court or governmental authority with appropriate jurisdiction affects the amount of capital required or expected to be maintained by the Consignor or any corporation controlling the Consignor and the Consignor reasonably determines that the amount of capital required to be maintained by it is increased by or based upon the existence of Fixed Rate Consignments made or deemed to be made pursuant hereto, then the Consignor may notify the Company of such fact, and the Company upon demand of the Consignor either terminate this Agreement upon five (5) Business Days’ notice after receiving such demand or shall pay to the Consignor from time to time upon demand, as an additional fee payable hereunder, such amount as the Consignor shall determine and certify in a notice to the Company to be an amount that will adequately compensate the Consignor in light of these

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circumstances for its increased costs of maintaining such capital. The Consignor shall allocate such cost increases among its customers in good faith and on equitable basis.
11.8    Certificate of Increased Costs and Capital Adequacy. A certificate setting forth any additional amounts payable pursuant to Paragraphs 11.6 and 11.7 and a brief explanation of such amounts which are due, submitted by the Consignor to the Company, shall be prima facie evidence that such amounts are due and owing.
11.9    Assignments. The Consignor shall have the unrestricted right at any time or from time to time, with the Company’s consent (such consent shall only be required provided that no Event of Default has occurred and is then continuing), which shall not be unreasonably withheld, to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each, an “Assignee”), and Company agrees that it shall execute, or cause to be executed, such documents, including without limitations, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as the Consignor shall deem necessary to effect the foregoing. In addition, at the request of the Consignor and any such Assignee, Company shall enter into one or more new Consignment Agreements, as applicable, with any such Assignee and, if the Consignor has retained any of its rights and obligations hereunder following such assignment, to the Consignor, which new Consignment Agreement shall be issued in replacement of, but not in discharge of, the liability evidenced by the Consignment Agreement entered into by the Consignor prior to such assignment and shall reflect the amount of the respective commitments and consignment held by such Assignee and the Consignor after giving effect to such assignment. Each interest assigned hereunder shall be in an amount equal to at least Five Million Dollars ($5,000,000) of the total commitment of the Consignor. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by the Consignor in connection with such assignment, and the payment by Assignee of the purchase price agreed to by the Consignor, and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of the Consignor hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by the Consignor pursuant to the assignment documentation between the Consignor and such Assignee, and the Consignor shall be released from its obligations hereunder and thereunder to a corresponding extent. The Consignor may furnish any information concerning the Company in its possession from time to time to prospective Assignee, provided that the Consignor shall require any such prospective Assignee to agree in writing to maintain the confidentiality of such information.
11.10    Participations. The Consignor shall have the unrestricted right at any time and from time to time, with the consent of Company (such consent shall only be required provided that no Event of Default has occurred and is then continuing), which shall not be unreasonably withheld, to grant to one or more banks or other financial institutions (each, a “Participant”) participating interests in the Consignor’s obligation to consign Precious Metal hereunder. Each participating interest granted hereunder shall be in an amount equal to at least Five Million Dollars ($5,000,000) of the total commitment of the Consignor. In the event of any such grant by the Consignor of a participating interest to a Participant, the Consignor shall remain responsible for the performance of its obligations hereunder and Company shall continue to deal solely and directly with the

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Consignor in connection with the Consignor’s rights and obligations hereunder. The Consignor may furnish any information concerning the Company in its possession from time to time to prospective Participants, provided that the Consignor shall require any such prospective Participant to agree in writing to maintain the confidentiality of such information.
11.11    Maximum Interest. All agreements between the Company and the Consignor are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Consignor for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Company and the Consignor in the execution, delivery and acceptance of this Agreement to contract in strict compliance with the laws of the State of New York from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the consignment documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Consignor should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between the Company and the Consignor.
11.12    Payments.
(a)    All payments (other than payments in the form of Precious Metal) shall be made by the Company at the office of the Consignor herein set forth or such other place as the Consignor may from time to time specify in writing in lawful currency of the United States of America in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments.
(b)    All payments shall be applied first to the payment of all fees, expenses and other amounts due to the Consignor (excluding purchase price for Consigned Precious Metal and consignment fees), then to accrued consignment fees and interest and the balance on account of outstanding purchase prices for Consigned Precious Metal; provided, however, that after the occurrence of an Event of Default, payments will be applied to the obligations of the Company to the Consignor as the Consignor determines in its sole discretion.
(c)    If this Agreement or any payment hereunder becomes due on a day which is not a Business Day, the due date of this Agreement or payment shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment.

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11.13    Loss of Agreement. Upon receipt of an affidavit of an officer of the Consignor as to the loss, theft, destruction or mutilation of any security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, the Company will issue, in lieu thereof, a replacement security document of like tenor.
11.14    Pledge to Federal Reserve. The Consignor may at any time pledge all or any portion of its rights under the consignment documents to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall affect the rights or obligations of the Company hereunder or release the Consignor from its obligations under any of the consignment documents.
11.15    Insolvency Proceeding. The Company will not argue or otherwise take the position in any Insolvency Proceeding (defined below) that this Agreement is not a true consignment.
(a)    In the event this Agreement is determined to be anything other than a true consignment then the Consignor shall be allowed to include in its resulting claim any and all damages, claims or fees, including, without limitation, termination fees arising from any and all hedging contracts, swap agreements or other similar agreements pertaining to the transactions contemplated by this Agreement (collectively “Termination Fees”). If the Consignor chooses to include such Termination Fees in its claim then the Company agrees that, for purposes of any Insolvency Proceeding (defined below), (i) any such claims, actions or proceedings brought by the Consignor (including any terminations, liquidations or accelerations required in connection with such claim) are not subject to an “automatic stay” pursuant to 11 U.S.C. Section 362(a) as a result of such Insolvency Proceeding (defined below) and that the Company will not argue or otherwise contend that the Consignor’s claims, actions or proceedings are subject to an automatic stay; (ii) the Company will not plead, argue or otherwise raise any defenses, including, without limitation, defenses arising under the theories of statute of limitations, laches, estoppel or similar theories, to any such civil or administrative claims, actions or proceeding which are brought by the Company; and (iii) the Consignor has a claim against the Company in the aggregate amount of at least the Consignment Facility Indebtedness plus any and all Termination Fees (exclusive of accruing attorneys fees’, costs of collection and interest), and the Consignor may pursue such claims without objection.
(b)    Additionally, if, notwithstanding anything herein to the contrary, a claim is made upon the Consignor, or any subsequent transferee from the Consignor (collectively the “Transferee”), for repayment or recovery of any amount(s) or property or its equivalent received by the Consignor pursuant to this Agreement and, if, resulting from such claim, the Transferee pays all or part of said amount or redelivers property or its equivalent to the claimant by reason of (i) any judgment, decree or order of any court or administrative body, or (ii) any settlement or compromise of any such claim, effected by the Transferee with any such claimant or its representative, then, in any such event, the Company agrees that any such judgment, decree, order settlement or compromise shall be binding upon Company, and the Company shall be and remain liable to the Transferee for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Transferee. The provisions of this paragraph shall survive and continue in effect, notwithstanding any payment of any or all of the amounts pursuant to this

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Agreement. The Transferee shall give the Company notice of any such claim in accordance with the provision hereof.
(c)    The Company hereby agrees that if it shall (i) file or be the subject of any petition under Title 11 of the United States Code as same may be amended from time to time (the “Bankruptcy Code”), (ii) be the subject of any order for relief issued under the Bankruptcy Code, (iii) file or be the subject of any petition, which is not dismissed within sixty (60) days of filing, in the case of an involuntary filing, seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, or other relief for debtors, (iv) seek, consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator, (individually, an “Insolvency Proceeding” and, collectively, “Insolvency Proceedings”), or (v) be the subject of any order, judgment or decree entered by any court of competent jurisdiction approving a petition filed against the Company in any Insolvency Proceeding, then the Consignor shall thereupon be entitled to relief from any automatic stay imposed by §362 of the Bankruptcy Code, or from any other stay or suspension of remedies imposed in any other manner with respect to the exercise of the rights and remedies otherwise available to the Consignor relating to this Agreement.
(d)    The Company’s agreements set forth in this paragraph are provided in exchange for valuable consideration provided in this Agreement.
11.16    Notices. All notices and other communications hereunder shall be in writing, except as otherwise provided in this Agreement; and shall be sent by any one of the following: certified mail, return receipt requested; overnight courier; confirmed telecopier; or by hand and shall addressed (i) if to the Company, to it at the Company’s Address, and (ii) if to the Consignor, to it at the Consignor’s Address. Notices shall be deemed effective three (3) days after deposit in the mail, if sent by certified mail; the next Business Day, if sent by overnight courier; upon confirmation, if sent by confirmed telecopier; and upon delivery, if sent by hand. The address of any party hereto for such demands, notices and other communications may be changed by giving notice in writing at any time to the other party hereto.
11.17    Waivers in Writing. No modification or waiver of any provision of this Agreement, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. No notice to, or demand on, the Company, in any case, shall entitle the Company to any other or future notice or demand in the same, similar or other circumstances.
11.18    Delay in Enforcement. Neither any failure or any delay on the part of the Consignor in exercising any right, power or privilege hereunder or under any other instrument given as security therefor, shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or future exercise, or the exercise of any right, power or privilege.
11.19    Severability. In the event any part of this Agreement is found to be unenforceable in any jurisdiction, the remaining provisions of this Agreement shall be binding with the same effect as though the unenforceable part were deleted; provided, however, such provision shall continue

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to be enforceable in all other jurisdictions; and provided, further, however, that if a court finds such provision to be unenforceable, such court shall be entitled to modify such provision in order to make the same enforceable.
11.20    Final Agreement. This Agreement is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement. All prior or contemporaneous promises, agreements sand understandings, whether oral or written, are deemed to be superseded by this Agreement, and no party is relying on any promise, agreement or understanding not set forth in this Agreement. This Agreement may not be amended or modified except by a written instrument describing such amendment or modification executed by the Company and Consignor.
*The next page is a signature page*

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
WITNESS:                     DENTSPLY INTERNATIONAL INC.
________________________________    By:_________________________________
Title:
By: ________________________________
Title:
THE TORONTO-DOMINION BANK
By:_________________________________
Title:

NY1154412	SIGNATURE PAGE TO CONSIGNMENT AGREEMENT

EXHIBIT INDEX
Exhibit A                Authorized Representatives Letter
Exhibit B                Change in Consignment Limit
Exhibit C                Approved Locations
Exhibit D                Terms of Consignment

NY1154412.5 000000-33333

EXHIBIT A
(TO BE TYPED ON COMPANY’S LETTERHEAD)
[____________], 2013
To:    THE TORONTO-DOMINION BANK
Dear Sir or Madam:
In accordance with that certain Consignment Agreement dated the date hereof (the “Consignment Agreement”) by and between the undersigned and The Toronto-Dominion Bank (the “Consignor”), the undersigned hereby designates the following persons as Authorized Representatives who are authorized by and on behalf of the undersigned: (a) to transact consignment and purchase and sale transactions with the Consignor under the Consignment Facility; (b) to request, and to roll over, Fixed Rate Consignments under the Consignment Facility; and (c) to generally to bind the undersigned in any and all transactions by and between Consignor and the undersigned under the Consignment Facility:

Name	Title
_____________________________	_____________________________
_____________________________	_____________________________
_____________________________	_____________________________
The Consignor is hereby authorized to rely on this authorization until Consignor receives further written notice canceling or amending the foregoing. All capitalized terms used herein without definition shall have the meanings assigned by the Consignment Agreement.
Very truly yours,
DENTSPLY INTERNATIONAL INC.
By:_________________________________
Title:
By: ________________________________
Title:

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EXHIBIT B
______________, 201_
DENTSPLY INTERNATIONAL INC.
570 West College Avenue
York, Pennsylvania 17405
Ladies and Gentlemen:
Upon your acceptance of the terms of this letter agreement as evidenced by your execution and delivery to THE TORONTO-DOMINION BANK (the “Consignor”) on or before ______________, 201__, of a copy of this letter, DENTSPLY INTERNATIONAL INC. (the “Company”), and the Consignor agree effective _________________, 201__, to amend the definition of the Consignment Limit contained in Paragraph 1.11 of that certain Consignment Agreement dated [_____________], 2013, as the same may have been heretofore amended (the “Consignment Agreement”), by and between Consignor and the Company to read as follows:
“1.11. “Consignment Limit” means:
(a)    _____________ Dollars ($____________); or
(b)    such limit as Consignor and the Company may agree upon from time to time as evidenced by an amendment in substantially the form of Exhibit B attached hereto and made a part hereof or in such other form as Consignor shall require; or
(c)    such other limit as Consignor may approve in its sole discretion.”
Except as amended hereby, the Consignment Agreement and all agreements securing or guaranteeing the Consignment Agreement shall remain in full force and effect and are in all respect hereby ratified and affirmed.
Very truly yours,
THE TORONTO-DOMINION BANK,
By:_____________________________________
Title:

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Accepted and agreed as of the
____ day of ___________, 201_.
DENTSPLY INTERNATIONAL INC.
By: ________________________________
Title:
By: ________________________________
Title:

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EXHIBIT C
APPROVED LOCATIONS

DeguDent GmbH
Rodenbacher Chaussee 4
D-63457 Hanau-Wolfgang
Germany

Elephant Dental
Verlengde Lageweg 10
1628 PM Hoorn
Netherlands

Dentsply Prosthetics (f/k/a Degussa-Ney Dental)
65 West Dudley Town Road
Bloomfield, Connecticut 06002-1316
USA

Coimpa Ltda.
Av. Gen. Rodrigo
Otavio.512, 69077-000
Manaus-AM

Sankin Kogyo Ltd.
Nasu Factory 1382-11
Shimoishigami
Ohtawara City, Tochigi 324-0036

Degussa Dental Austria GmbH
Liesinger Flur-Gasse 2c
1235 Vienna
Austria

Dentsply Prosthetics U.S. LLC
500 West College Avenue
York, Pennsylvania 17401

Dentsply Canada Ltd.
161 Vinyl Court
Woodbridge, Ontario L4L 4A3

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EXHIBIT D
Terms of Consignment
1.    DEFINITIONS.
When used herein, capitalized terms used herein shall be defined as set forth in the Consignment Agreement, or if not defined in the Consignment Agreement, as follows:
1.47    “Consignment Period” means the period beginning on the Drawdown Date and ending one (1) week, one (1) month, two (2) months, three (3) months, six (6) months or twelve (12) months after such Drawdown Date (or such other period as the Consignor and the Company shall agree upon from time to time thereafter), as the Company may select in its relevant notice pursuant to Paragraph 2.2 or 2.6 of this Exhibit D; provided, however, that, if such Consignment Period would otherwise end on a day which is not a London Banking Day, such Consignment Period shall end on the next following London Banking Day.
1.48    “Consignment Request” shall have the meaning assigned by Paragraph 2.2(a) of this Exhibit D.
1.49    “Counterparty” means the Person or Persons (including financial institutions) nominated by the Company and approved by the Consignor to receive book entry transfers of Precious Metal where no physical transfer of Precious Metal is contemplated.
1.50    “Drawdown Date” means the date on which any consignment under the Consignment Facility is made or is to be made and the date on which any consignment under the Consignment Facility is rolled over in accordance with Paragraph 2.6 of this Exhibit D.
1.51    “Fixed Consignment Fee” means a consignment fee determined in accordance with the provisions of Paragraph 2.5 of this Exhibit D.
1.52    “Fixed Rate Consignment” means a consignment of Precious Metal by the Consignor to the Company under the Consignment Facility bearing a Fixed Consignment Fee.
2.    CONSIGNMENT FACILITY.
2.6    Consigned Precious Metal; Title; Insurance.
(a)    The commodities to be consigned to the Company by the Consignor under the Consignment Facility shall consist of Precious Metal as defined herein. EXCEPT FOR THE FINENESS OF THE PRECIOUS METAL AS SPECIFIED HEREIN, THE CONSIGNOR MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE GOODS CONSIGNED OR TO BE SOLD HEREUNDER, WHETHER AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER, AND THE CONSIGNOR HEREBY DISCLAIMS ALL SUCH WARRANTIES.

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(b)    Title to Consigned Precious Metal shall remain in the Consignor until Metals Payment has been made for such Consigned Precious Metal, whereupon title to such purchased Consigned Precious Metal shall pass to the Company. The Company hereby ratifies the filing of all financing statements and other documents as may be reasonably required by the Consignor to evidence the Consignor’s interests as consignor and secured party under the Uniform Commercial Code.
(c)    The Company shall timely pay all license fees, assessments and sales, use, excise, value added, gross receipts, property, state excise and other taxes now or hereafter imposed by any governmental body or authority with respect to the possession, use, sale, transfer, consignment, delivery or ownership of the Consigned Precious Metal.
(d)    The Precious Metal consigned pursuant to the Consignment Facility and governed by this Agreement shall be such quantity and form of Precious Metal as the Consignor may confirm to the Company from time to time. Precious Metal in the possession or control of the Company, or Precious Metal held by a third party for the account of the Company, shall constitute Consigned Precious Metal notwithstanding that (i) such Precious Metal is in alloyed form or is contained in raw materials, work-in-process or finished goods, (ii) such Precious Metal was delivered to, or credited to the account of, the Company, by a third party in exchange for or in consideration of Precious Metal delivered by the Consignor to such third party, (iii) such Precious Metal was sold by the Company to the Consignor and then consigned back to the Company pursuant to this Agreement, or (iv) such Precious Metal is in the possession of or under the control of any person other than the Company, including any refiner, customer of the Company or bailee.
(e)    Immediately upon consignment of Precious Metal to the Company by the Consignor, the Company shall insure the Consigned Precious Metal wherever located, including all Consigned Precious Metal which is in transit, in such amounts and by such insurers as may from time to time be reasonably required by the Consignor, at all locations on an all risk form, (including but not limited to, fidelity insurance for all employees, including officers, if required by the Consignor) as may from time to time be reasonably required by the Consignor. All such insurance policies shall provide at least thirty (30) days’ prior written notice to the Consignor of any cancellation or alteration thereof. At the Consignor’s request, the Company shall deliver to the Consignor the certificate of an insurance company reasonably satisfactory and a true and complete copy of all insurance policies evidencing the satisfaction of the Company’s insurance obligations hereunder and the inclusion of the Consignor as additional insured and loss payee under any applicable policy as its interest may appear; provided, however, that the Consignor shall be under no duty either to ascertain the existence of or to examine any such policy or certificate or to advise the Company in the event such policy shall not comply with the requirements hereof. The Company shall, as between the Consignor and the Company, accept all risk of loss to the Consigned Precious Metal in accordance with the provisions hereof until Metals Payment as hereinafter provided.
(f)    The Company shall have the right to prepay the Consignment Facility Indebtedness at any time without premium or penalty, provided, however, any prepayment of a Fixed Rate Consignment on any day other than the last day of the Consignment Period with respect

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thereto shall be accompanied by the payment of all loss, costs and expenses due to the Consignor under Paragraph 2.8 of this Exhibit D.
2.7    Requests for Consignments.
(n)    Requests for delivery of Precious Metal to be held for consignment hereunder shall be made by an Authorized Representative to an authorized officer of the Consignor by telephone or telecopier (the “Consignment Request”). Each Consignment Request sent either by telephone or telecopier shall indicate:
(i)    the quantity, type and quality of the Precious Metal to be consigned;
(ii)    the Drawdown Date;
(iii)    the Consignment Period; and
(iv)    the Counterparty at which the Precious Metal will be credited.
(o)    The Consignor is not obligated to accept any Consignment Request and may accept or reject a Consignment Request in its sole discretion. If the Consignor accepts a Consignment Request, it may issue a written confirmation to the Company confirming the consignment of Precious Metal to the Company in accordance with the terms of such Consignment Request or as otherwise indicated on the confirmation, which shall state the Fixed Consignment Rate to apply to such consignment. The issuance of a confirmation by the Consignor shall be deemed to be an acceptance by the Consignor of the Consignment Request and the Fixed Consignment Rate and other information set forth in the same which shall be binding on the parties. All confirmations issued by the Consignor shall be deemed to be accurate and shall be conclusively binding upon the Company unless the Company shall dispute such confirmation by written notice (giving the reasons therefor) to the Consignor promptly but in no event later than within three (3) Business Days of receiving such confirmation. In the event of a dispute, the Consignor’s electronic recording of the telephonic request shall be controlling.
(p)    Requests for Fixed Rate Consignment of Precious Metal shall be for not less than (i) one (1) kilo, or integral multiples of one (1) kilo in excess thereof, for Gold; (ii) two thousand five hundred (2,500) fine troy ounces, or integral multiples of two thousand five hundred (2,500) fine troy ounces in excess thereof, for Silver; (iii) fifty (50) fine troy ounces, or integral multiples of fifty (50) fine troy ounces in excess thereof, for Platinum; and (iv) fifty (50) fine troy ounces, or integral multiples of fifty (50) fine troy ounces in excess thereof for Palladium.
(q)    There shall be no more than seven (7) Fixed Rate Consignments outstanding for Consigned Precious Metal at any one time.
(r)    Consignment Requests for Fixed Rate Consignments shall be delivered to the Consignor by 12:00 noon (New York time) two (2) London Banking Days prior to the proposed Drawdown Date.

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(s)    The Company irrevocably authorizes the Consignor to make or cause to be made, at or about the time of the Drawdown Date of any consignment of Precious Metal or at the time of receipt of any Metals Payment, an appropriate notation on the Consignor’s books and records reflecting the making of such consignment of Precious Metal or (as the case may be) the receipt of Metals Payment for Consigned Precious Metal. The amount of the Consignment Facility Indebtedness set forth in the Consignor’s books and records shall be prima facie evidence of the Consignment Facility Indebtedness owing and unpaid to the Consignor, but the failure to record, or any error in so recording, any such amount on the Consignor’s books and records shall not limit or otherwise affect the obligations of the Company hereunder to make pay and perform its obligation under the Consignment Facility when due.
2.8    Deliveries.
(a)    For the purposes of this Agreement, “deliver” or “delivery” shall mean the crediting of Precious Metal by the Consignor to a Counterparty.
(b)    When, in accordance with a Consignment Request, the Consignor delivers Precious Metal by book entry to a Counterparty (i) by crediting the Company’s account with such Counterparty, or (ii) by instructing such Counterparty to credit the account of a third party at such Counterparty, the Consignor shall have no responsibility for the actions of such Counterparty or third party with respect to such book entry delivery of Precious Metal, and the Company shall have no recourse to the Consignor once the Consignor has completed the delivery by book entry of the Precious Metal to such Counterparty in accordance with the Consignment Request. In further explanation, the Consignor shall not be responsible if (i) the Counterparty fails to credit the Company’s account or fails to give credit to the account of said third party, or (ii) if the Counterparty or the third party becomes insolvent. In any such event (i) the Company shall look only to the Counterparty or third party (as applicable) for satisfaction of any claims, (ii) the Company shall indemnify and hold the Consignor harmless from any claim, liabilities or obligations with respect to such transfer, and (iii) the Company shall be obligated to pay the Consignor for the Precious Metal so transferred.
(c)    The Consignor shall not physically deliver Precious Metal to the Company hereunder for any reason or at any time and shall have no responsibility for the actions or inaction of any Counterparty.
(d)    In addition, the Company may elect to sell Precious Metal to the Consignor which the Consignor may consign back to the Company pursuant to the terms hereof and the same shall be deemed for all purposes to be Consigned Precious Metal and title to such Precious Metal shall immediately and without further action vest in the Consignor. There shall be no requirement for Precious Metal to be physically delivered to the Company by the Consignor in order for such Precious Metal to be considered Consigned Precious Metal hereunder.
(e)    Accordingly, Precious Metal consigned pursuant to the Consignment Facility and governed by this Agreement shall be such quantity and type of Precious Metal as the Consignor shall confirm to the Company from time to time. Without limiting the generality of the foregoing, Precious Metal in the possession or control of the Company, or Precious Metal held by a third party

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for the account of the Company, shall constitute Consigned Precious Metal consigned pursuant to the Consignment Facility and title shall immediately and without further action vest in the Consignor notwithstanding that (i) such Precious Metal is in alloyed form or is contained in raw materials, work‑in‑process, or finished goods, (ii) such Precious Metal was delivered to, or credited to the account of, and accepted by the Company, by a third party in exchange for or in consideration of Precious Metal delivered by the Consignor to such third party, (iii) such Precious Metal was sold by the Company to the Consignor and then consigned back to the Company pursuant to this Agreement; or (iv) such Precious Metal was acquired by the Company to replace Consigned Precious Metal which had been sold or otherwise transferred by the Company.
2.9    Purchases and Sales of Precious Metal; Payment.
(a)    Provided that no Event of Default (or condition with which the passage of time and/or the giving of notice may become an Event of Default) has occurred and is continuing, the Company may elect to purchase Consigned Precious Metal at any time by notifying the Consignor of its intention to do so at a reasonable time before (which shall be not less than thirty (30) minutes) the fix at which such Precious Metal is to be purchased. The Company shall make a Metals Payment within two (2) Business Days for all Consigned Precious Metal so purchased (but the Consignor may permit the Company to pay prior to such time without premium or discount).
(b)    All Metals Payments shall be made without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments. All Metals Payments shall be applied to the Obligations of the Company to the Consignor as it determines in its sole reasonable discretion. The Company hereby authorizes the Consignor to charge the Company’s Account at any time and from time to time for the purpose of making any Metals Payment which is at any time payable hereunder by the Company.
(c)    Notwithstanding anything contained herein to the contrary, the Company shall immediately make a Metals Payment for Consigned Precious Metal at the time the Consigned Precious Metal is lost or stolen or the occurrence of any event which causes the Consignor’s or the Company’s interest in the same to be deemed an “account” under applicable law.
(d)    Provided that no Event of Default (or condition with which the passage of time and/or the giving of notice may become an Event of Default) has occurred and is continuing and provided that after giving effect thereto the Consignment Facility Indebtedness does not exceed the Consignment Limit, the Company may elect at any time, to sell Precious Metal to the Consignor and to have the Consignor consign such Precious Metal back to the Company hereunder by notifying the Consignor by telephone or telecopier of its intention to do so within a reasonable time before the fix at which such sale will occur. The Consignor shall pay for such purchased Precious Metal within two (2) Business Days of purchase by federal wire transfer, other customary form of cash payment acceptable to the parties or by credit to the Company’s account at approved intermediaries. The Consignor may make early payment if requested by the Company and practicable at such market discount for early payment as quoted from time to time by the Consignor. The Consignor’s purchase price shall be at the applicable Value for such purchased Precious Metal less such market discounts as quoted from time to time by the Consignor. The Company shall timely pay and hold the Consignor harmless for all third party charges in connection with all such sales. Sales of Precious Metal by

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the Company shall be of not less than (i) one (1) kilo, or integral multiples of one (1) kilo in excess thereof, for Gold; (ii) two thousand five hundred (2,500) fine troy ounces, or integral multiples of two thousand five hundred (2,500) fine troy ounces, in excess thereof for Silver; (iii) fifty (50) fine troy ounces, or integral multiples of fifty (50) fine troy ounces in excess thereof, for Platinum; and (iv) fifty (50) fine troy ounces, or integral multiples of fifty (50) fine troy ounces, in excess thereof for Palladium.
(e)    Notwithstanding anything contained herein to the contrary, the Company shall only be permitted to make a physical delivery of Precious Metal in payment of the Obligations with the prior written consent of the Consignor. Any such physical delivery of Precious Metal to the Consignor shall be (i) to a vault designated by the Consignor, (ii) at the Company’s expense and risk, (iii) in a form acceptable to the Consignor at a location acceptable to the Consignor subject to such market discounts as may be provided herein and, if required by the Consignor, credited to the Company’s Account only upon the Consignor’s assaying the Value thereof.
2.10    Consignment Fees.
(d)    During such time as Precious Metal is consigned to the Company hereunder and until the same is withdrawn from consignment and paid for in full by the Company as hereinafter provided, the Company shall pay to the Consignor a Fixed Consignment Fee which shall be computed as a percentage of the Value of such Consigned Precious Metal on the Drawdown Date. Each Fixed Consignment Fee shall be calculated for a certain specific quantity and form of Precious Metal consigned to the Company for a certain specific Consignment Period at the rate per annum and in an amount set by the Consignor. The quantity and form of Precious Metal and the Consignment Period shall be selected by the Company, subject to acceptance by the Consignor. Once the specific quantity and form of Precious Metal and the specific Consignment Period have been selected and the Fixed Consignment Fee determined, such selections shall be irrevocable and binding on the Company and shall obligate the Company to accept the consignment requested from the Consignor in the amount, in the form and for the Consignment Period specified.
(e)    The Company shall establish the Company’s Account. Fixed Consignment Fees shall be accrued on a daily basis and paid by the Consignor debiting the Company’s Account on the last day of the applicable Consignment Period.
(f)    Subject to the terms and conditions hereinafter set forth, the Company may not select a Consignment Period of more than one (1) Business Day if an Event of Default has occurred and is then continuing without the Consignor’s prior consent.
(g)    Consignment fees shall be calculated on the basis of a 360-day year counting the actual number of days elapsed.
2.11    Rolling Over of Fixed Rate Consignments.
Subject to the provisions hereof, a Fixed Rate Consignment may be rolled over upon the expiration of its Consignment Period by giving the Consignor notice by telephone or telecopier of the Company’s decision to roll over an outstanding consignment at least two (2) London Banking

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Days’ prior to the day on which such election is effective and subject to the consent of the Consignor. In connection with such notice, the Company shall notify the Consignor of any requested change in the Consignment Period for such Fixed Rate Consignment. Each such request shall be irrevocable by the Company. In the event that the Company does not notify the Consignor of its election hereunder with respect to any Fixed Rate Consignment, such Fixed Rate Consignment shall end at the end of the applicable Consignment Period.
2.12    Illegality.
If (a) by reason of any Regulatory Change, the Consignor determines that adequate and fair means do not or will not exist for determining Fixed Consignment Fees for Consignment Periods in excess of one (1) Business Day, (b) by reason of any Regulatory Change, the Consignor becomes restricted in the amount which it may hold of a category of liabilities which includes Fixed Rate Consignments for Consignment Periods in excess of one (1) Business Day or a category of assets which includes obligations which are Fixed Rate Consignments for Consignment Periods in excess of one (1) Business Day, (c) by reason of any Regulatory Change, it shall be unlawful for the Consignor to maintain a Fixed Rate Consignment having a Consignment Period in excess of one (1) Business Day, (d) in the exclusive judgment of the Consignor, the Fixed Consignment Fees for Consignment Periods in excess of one (1) Business Day do not adequately reflect the cost to the Consignor of making or maintaining the consignment of Precious Metal then, in any such case, any Fixed Rate Consignment having a Consignment Period in excess of one (1) Business Day shall be converted automatically to Fixed Rate Consignment having a Consignment Period of one (1) Business Day. If the Consignor determines that because of a change in circumstances Fixed Rate Consignments having a Consignment Period in excess of one (1) Business Day are again available to the Company hereunder, the Consignor will so advise the Company. The Company shall promptly pay the Consignor any additional amounts necessary to compensate the Consignor for any costs incurred by the Consignor in making any conversion in accordance with this Paragraph, including any interest or fees payable by the Consignor to lenders of funds obtained by it in order to make or maintain Fixed Rate Consignments with a Consignment Period in excess of one (1) Business Day hereunder.
2.13    Indemnity.
The Company shall indemnify the Consignor and hold the Consignor harmless from and against any loss, cost or expense (including loss of anticipated profits) that the Consignor may sustain or incur as a consequence of (a) default by the Company in payment of any Fixed Rate Consignments as and when due and payable (including, without limitation, as a result of prepayment or late payment of the purchase price for the Consigned Precious Metal or the termination of the Consignment Facility pursuant to the terms of this Agreement), which expenses shall include any such loss or expense arising from interest or fees payable by the Consignor to lenders of funds obtained by it in order to maintain Fixed Rate Consignments; (b) default by the Company in taking a consignment or conversion after the Company had given (or is deemed to have given) its request therefor; and (c) the purchase of Consigned Precious Metal bearing a Fixed Consignment Fee or the rollover of any Fixed Rate Consignment to a Fixed Rate Consignment with a different Consignment Period on a day that is not the last day of the applicable Consignment Period with

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respect thereto, including interest or fees payable by the Consignor to lenders of funds obtained by it in order to maintain any such consignments.
2.14    Liquidation of Fixed Rate Consignments.
(a)    Without limiting the applicability, if any, of any other provision of the U.S. Bankruptcy Code as amended (the “Bankruptcy Code”) (including without limitation Sections 362, 546, 556, and 560 thereof and the applicable definitions in Section 101 thereof), the parties acknowledge and agree that all transactions entered into hereunder will constitute “forward contracts” or “swap agreements” as defined in Section 101 of the Bankruptcy Code or “commodity contracts” as defined in Section 761 of the Bankruptcy Code, that the rights of the parties under Paragraph 8 of the Consignment Agreement will constitute contractual rights to liquidate transactions, that any margin or collateral provided under any margin, collateral, security, pledge, or similar agreement related hereto will constitute a “margin payment” as defined in Section 101 of the Bankruptcy Code, and that the parties are entities entitled to the rights under, and protections afforded by, Sections 362, 546, 556, and 560 of the Bankruptcy Code.”
(b)    Each party agrees that the provisions of this Agreement supersede and replace in their entirety any requirements of law relating to adequate assurance of future performance, including without limitation Article 2 of the Uniform Commercial Code.
(c)    If an Event of Default has occurred and is continuing, the Consignor shall be entitled to close-out and liquidate all, but not less than all, outstanding Fixed Rate Consignments (except to the extent that in the good faith opinion of the Consignor certain of such Fixed Rate Consignments may not be closed-out and liquidated under applicable law or as provided below) (the date of such close-out, the “Close-Out Date”). Where such close-out and liquidation is to be effected, it shall be effected by closing out each outstanding Fixed Rate Consignment (including any such Fixed Rate Consignment which has not been performed and in respect of which the performance date is on or precedes the Close-Out Date) so that each such Fixed Rate Consignment is canceled, and the Consignor shall calculate in good faith and in a commercially reasonable manner the aggregate termination amounts required to be paid by the Company or the Consignor, as the case may be, to the other party. Notwithstanding the foregoing, the Consignor shall be entitled to close out less than all of the outstanding Fixed Rate Consignments if necessary in order to cause the Company to be in compliance with Paragraph 2.4 of the Consignment Agreement.
2.15    1997 ISDA Bullion Definitions.
To the extent applicable, the provisions of this Agreement are subject to the 1997 ISDA Bullion Definitions (as published by the International Swaps and Derivatives Association, Inc.) which are hereby incorporated herein by reference. To the extent of any conflict between the provisions of this Agreement and the 1997 ISDA Bullion Definitions, the provisions of this Agreement shall prevail and govern.

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